                                                                      Exhibit 16

                                 Hays & Company

July 31, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Resources Pension Shares 5, L.P.

Ladies and Gentlemen:

We have read the statements that we understand Resources Pension Shares 5, L.P. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

Very truly yours,

Hays & Company